Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2015 Results

NEWARK, NJ — May 5, 2015: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported first quarter 2015 revenue of $74.4 million, negative Adjusted EBITDA* of $0.4 million, and a net loss attributable to common stockholders of $2.4 million ($(0.11) per basic and diluted share).

●	Changes have been made in management roles for Genie Energy’s two operating divisions, Genie Oil and Gas (GOGAS) and Genie Retail Energy (GRE). Geoffrey Rochwarger, Vice Chairman, has been named CEO of Genie Oil E&P, a new subsidiary which will manage drilling and other GOGAS operations. Michael Stein, EVP, will assume Mr. Rochwarger’s former role as CEO of Genie Retail Energy – the operator of Genie Energy’s retail energy provider business. Michael Jonas, EVP, will assume the CEO role at Genie Oil Development, taking on primary responsibility for government affairs, public relations, and business development for GOGAS.
●	GOGAS’ Afek subsidiary is continuing its multi-well exploratory drilling program in Northern Israel, including analysis of core samples and other data collected from the first well. The results to date correlate with pre-drilling models, and, while non-conclusive, indicate the presence of hydrocarbons. A definitive determination as to the nature of the resource, its volume, and commercial potential will require further analysis, additional core sampling and the drilling of additional wells.
●	GRE, which holds Genie Energy’s retail provider business, generated Adjusted EBITDA* of $3.6 million in 1Q15.
●	Genie Energy declared a quarterly dividend of $0.06 per share to holders of its Class A and Class B common stock for the first quarter of 2015.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “We are executing on Afek’s exploratory drilling program in Northern Israel. Based on our preliminary analysis of the available data at this early stage, we are cautiously optimistic and will continue data collection and analysis until we can draw definitive conclusions regarding the potential of any resource. At Genie Retail Energy, our bottom line rebounded on the strength of solid natural gas and electricity margins despite significant commodity price spikes resulting from the severe cold that struck our service territories in February.

“Today we are pleased to announce several important changes made by our Board of Directors in the senior management of our operating divisions. These changes anticipate the evolution of our business and will sharpen our management focus on the key challenges ahead both at Genie Oil and Gas and Genie Retail Energy,” Mr. Jonas concluded.

GENIE ENERGY 1st QUARTER 2015 CONSOLIDATED RESULTS

$ in millions, except EPS	1Q15	4Q14	1Q14	1Q15 -1Q14 Change (%/$)
Revenue	$74.4	$49.7	$130.3	(42.9)%
Gross profit	$17.2	$12.8	$9.9	+73.8%
Gross margin percentage	23.1%	25.7%	7.6%	+1,550 BP
SG&A expense (including stock-based compensation )	$16.6	$15.1	$14.3	+16.4%
Stock-based compensation	$1.2	$2.3	$1.8	(32.7)%
Research and development expense**	$0.7	$1.5	$1.2	(40.8)%
Exploration expense**	$1.6	$3.5	$0.9	+72.2%
Goodwill impairment	-	$3.6	-	no change
Adjusted EBITDA*	$(0.4)	$(5.0)	$(4.6)	+$4.2
Loss from operations	$(1.7)	$(10.7)	$(6.5)	+$4.8
Net loss attributable to Genie Energy common stockholders	$(2.4)	$(10.8)	$(7.1)	+$4.7
Diluted loss per share attributable to Genie Energy’s common stockholders	$(0.11)	$(0.50)	$(0.33)	+$0.22
Net cash used in operating activities	$(9.3)	$(11.0)	$(29.7)	+$20.4

* Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Energy’s Afek subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves, while exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”. In the three months ended March 31, 2015, Afek capitalized $4.3 million of drilling expenses and recorded $1.6 million of “Exploration expense” in the consolidated statements of operations.

In addition, in the consolidated statements of operations, $0.9 million in the three months ended March 31, 2014 and $3.5 million in the three months ended December 31, 2014, relating to Afek’s oil and gas activities previously included as “Research and development expense” were reclassified to “Exploration expense” to conform to the current year’s presentation.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At March 31, 2015, Genie Energy had $153.6 million in total assets, including $73.7 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $37.5 million, and working capital (current assets less current liabilities) totaled $102.0 million.

Net cash used in operating activities in 1Q15 was $9.3 million compared to $11.0 million in 4Q14 and $29.7 million in 1Q14.

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COMMON STOCK DIVIDEND

The Board of Directors of Genie Energy has declared a quarterly dividend of $0.06 per share to holders of its Class A and Class B common stock for the first quarter of 2015. The dividend will be paid on or about May 22, 2015 to stockholders of record as of the close of business on May 15, 2015. The ex-dividend date will be May 13, 2015. The distribution will be treated as a return of capital for tax purposes.

RESULTS BY SEGMENT

Genie Retail Energy

$ in millions	1Q15	4Q14	1Q14	1Q15 -1Q14 Change (%/$)
Total revenue	$74.4	$49.7	$130.3	(42.9)%
Electricity revenue	$47.3	$36.7	$95.8	(50.6)%
Natural gas revenue	$26.2	$12.0	$34.2	(23.5)%
Other revenue	$0.9	$0.9	$0.4	162.9%
Gross profit	$17.2	$12.8	$9.9	73.8%
Gross margin percentage	23.1%	25.7%	7.6%	+1,550 BP
SG&A expense	$13.7	$11.5	$10.8	+26.7%
Goodwill impairment	-	$3.6	-	no change
Adjusted EBITDA	$3.6	$1.4	$(0.8)	+$4.4
Income (loss) from operations	$3.5	$(2.1)	$(0.9)	+$4.4

In 1Q15, Genie Retail Energy added 52 thousand gross meters compared to 55 thousand in 4Q14 and 47 thousand in 1Q14. The sequential decrease reflects the seasonal impact of the cold weather in the first quarter which typically reduces the extent of door-to-door meter acquisition programs. The year over year increase in part reflects the early success of “IDT Energy® SmartBudget” and other offerings with fixed rate characteristics which were rolled out initially in Pennsylvania, as well as meter acquisitions in Illinois and New Jersey.

Genie Retail Energy’s average monthly customer churn decreased compared to 1Q14, falling to 5.9% from 1Q14’s 7.2% while remaining unchanged compared to 4Q14. The decrease in churn year over year reflects a return to more normalized churn rates following the unusually high rates recorded in the first and second quarters of 2014 following last winter’s “Polar Vortex.” Churn rates have also been favorably impacted by the successful introduction of the pricing plans with fixed rate characteristics. Meters enrolled in these offerings constituted approximately 7% of Genie Retail Energy’s electric load in 1Q15.

Meters at end of Quarter (in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Electricity meters	232	234	235	238	256
Natural gas meters	126	129	127	126	135
Total	358	363	362	364	391

The seasonal reduction in customer acquisitions resulted in a slight net sequential decrease in Genie Retail Energy’s meters served to 358 thousand at March 31, 2015. Genie Energy continues to expect positive net meter growth this year.

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RCEs at end of Quarter (in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Electricity RCEs	158	160	165	174	198
Natural gas RCEs	83	83	83	86	90
Total	241	243	248	260	288

Genie Retail Energy’s residential customer equivalents (RCEs) decreased to 241 thousand at March 31, 2015 from 288 thousand at March 31, 2014 and declined slightly from 243 thousand RCE’s at December 31, 2014. The decrease in RCEs reflects the decline in meters served and, on average, a shift toward lower consumption meters. Year over year, RCEs declined at a faster rate than meters reflecting the disproportionate impact of “polar vortex” related churn on higher consumption meters in Pennsylvania relative to the gross meters added - primarily in Illinois and New Jersey - partially offset by the increase in average consumption per meter generated by February’s severe cold.

The 50.6% year-over-year decrease in electricity revenue reflected a 31.5% reduction in kWh sold and a significant decrease in revenue per kWh sold. The decrease in kWh sold resulted from reductions in both meters served and average consumption per meter.

Average revenue per kWh sold decreased 27.9% year over year while the average cost per kWh decreased 38.6%. As a result, gross margin percentage on electricity sales increased to 22.6% compared to 9.1% in the year ago quarter when gross margin contracted during the “Polar Vortex”. Gross profit on electricity sales increased to $10.7 million in 1Q15 from $8.7 million in the year ago quarter as the improved gross margin more than compensated for the decrease in revenue.

The 23.5% year-over-year decrease in natural gas revenue reflected a 6.1% decrease in therms sold and a decrease in revenue per therm. The decrease in therms sold resulted primarily from the reduction in gas meters served year over year, which was partially offset by an increase in per meter gas consumption driven by the severe February weather.

Average revenue per therm sold decreased 18.6% compared to the year ago quarter, while the average cost per therm fell further, declining 35.3%. Consequently, gross profit on gas sales increased to $6.0 million in 1Q15 compared to gross profit of $1.0 million in the year ago quarter.

Genie Retail Energy’s SG&A expense in 1Q15 increased 26.7% year over year to $13.7 million from $10.8 million in 1Q14. The increase was primarily due to an accrual of $1.2 million for estimated regulatory and legal expenses, as well as increases in personnel expense and higher customer acquisition costs. These increases were partially offset by decreases in purchase of receivable fees and billing costs.

Genie Retail Energy generated Adjusted EBITDA of $3.6 million in 1Q15 compared to negative adjusted EBITDA of $0.8 million in the year ago quarter primarily reflecting the improved gross margins on electricity and natural gas sales. Income from operations in 1Q15 was $3.5 million compared to a loss from operations of $0.9 million in 1Q14.

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Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of oil shale projects in Mongolia and Israel’s Shfela Basin, as well as of Genie Energy’s minority stake in a joint venture to develop oil shale in Colorado’s Piceance Basin. Genie Energy has focused its near term investment on Afek, where there is a potentially shorter-term path to commercial operations and will provide updates on GOGAS oil shale projects when events warrant.

The GOGAS segment’s financial results no longer consolidate its Afek subsidiary, which is now a separate reporting segment and has been removed from the GOGAS presentation of prior periods.

The GOGAS segment currently generates no revenue.  GOGAS’ operating expenses consist primarily of research and development, resource evaluation and other business development efforts.

The GOGAS segment reported $253 thousand in SG&A expense in 1Q15, compared to $333 thousand in 1Q14.

R&D expense at the GOGAS segment decreased to $651 thousand in 1Q15 from to $1.2 million in 1Q14.

The GOGAS segment’s loss from operations in 1Q15 was $904 thousand compared to $1.5 million in 1Q14.

Afek

Genie Energy’s Afek subsidiary is characterizing a conventional oil and gas resource in Northern Israel. On February 17, 2015, Afek initiated drilling on its first exploratory well. Afek expects to drill several additional exploratory wells in 2015 pursuant to its multi-well exploratory program.

In 1Q15, Afek capitalized $4.3 million of drilling expenses and recorded $1.6 million of exploration expense in the consolidated statements of operations. Afek’s exploration expense was $0.9 million in 1Q14 and $3.5 million in 4Q14.

Corporate

Genie Energy’s corporate G&A expense totaled $2.5 million in 1Q15, including $1.1 million in non-cash compensation expense related primarily to stock-based compensation arrangements with Howard Jonas, Genie Energy’s Chairman and Chief Executive Officer. In 1Q14, corporate G&A expense totaled $3.1 million, including $1.6 million in non-cash compensation.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed in a current report (Form 8-K) with the S.E.C.

At 8:30 AM Eastern today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 or 1-412-902-4240 (international) and request the Genie Energy conference call.

An audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website approximately one hour after the call concludes. In addition, a teleconference replay will be available through May 12, 2015 at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international). Callers should ask for conference call # 10065007.

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Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of two operating divisions, Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy providers and brokerage and marketing services. GRE’s retail energy providers market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS is an oil and gas exploration company with exploration and demonstration projects located in Israel, Mongolia and Colorado. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$56,023	$71,895
Restricted cash—short-term	11,620	10,609
Certificates of deposit	4,677	4,669
Trade accounts receivable, net of allowance for doubtful accounts of $233 and $227 at March 31, 2015 and December 31, 2014, respectively	39,536	31,427
Inventory	8,521	11,166
Prepaid expenses	8,361	5,713
Deferred income tax assets, net	1,463	1,463
Other current assets	7,711	5,430
Total current assets	137,912	142,372
Property and equipment, net	1,778	1,902
Capitalized exploration costs—unproved oil and gas property	4,308	—
Goodwill	3,663	3,663
Restricted cash—long-term	1,385	1,023
Other assets	4,562	3,968
Total assets	$153,608	$152,928

Liabilities and equity
Current liabilities:
Trade accounts payable	$15,026	$14,881
Accrued expenses	14,259	10,913
Advances from customers	135	403
Income taxes payable	602	543
Due to IDT Corporation	136	542
Energy hedging contracts	4,977	4,003
Other current liabilities	816	797
Total current liabilities	35,951	32,082
Other liabilities	1,528	1,503
Total liabilities	37,479	33,585

Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2015 and December 31, 2014	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2015 and December 31, 2014	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,186 and 23,178 shares issued and 22,989 and 22,984 shares outstanding at March 31, 2015 and December 31, 2014, respectively	232	232
Additional paid-in capital	115,460	114,322
Treasury stock, at cost, consisting of 197 shares and 194 shares of Class B common stock at March 31, 2015 and December 31, 2014, respectively	(1,565)	(1,543)
Accumulated other comprehensive (loss) income	(52)	10
Accumulated deficit	(11,613)	(7,759)
Total Genie Energy Ltd. stockholders’ equity	122,221	125,021
Noncontrolling interests:
Noncontrolling interests	(5,092)	(4,678)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(6,092)	(5,678)
Total equity	116,129	119,343
Total liabilities and equity	$153,608	$152,928

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except per share data)
Revenues:
Electricity	$47,336	$95,782
Natural gas	26,164	34,213
Other	929	353
Total revenues	74,429	130,348
Direct cost of revenues	57,229	120,452
Gross profit	17,200	9,896

Operating expenses:
Selling, general and administrative (i)	16,639	14,289
Research and development	703	1,187
Exploration	1,573	913
Loss from operations	(1,715)	(6,493)
Interest income	99	93
Financing fees	(734)	(945)
Other income, net	11	17
Loss before income taxes	(2,339)	(7,328)
(Provision for) benefit from income taxes	(91)	181
Net loss	(2,430)	(7,147)
Net loss attributable to noncontrolling interests	420	363
Net loss attributable to Genie Energy Ltd.	(2,010)	(6,784)
Dividends on preferred stock	(370)	(306)
Net loss attributable to Genie Energy Ltd. common stockholders.	$(2,380)	$(7,090)
Basic and diluted loss per share attributable to Genie Energy Ltd. common stockholders	$(0.11)	$(0.33)
Weighted-average number of shares used in calculation of basic and diluted loss per share	22,107	21,170
Dividends declared per common share	$0.06	$—
(i) Stock-based compensation included in selling, general and administrative expense	$1,237	$1,839

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands)
Operating activities
Net loss	$(2,430)	$(7,147)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	104	29
Provision for doubtful accounts receivable	8	—
Stock-based compensation	1,237	1,839
Change in assets and liabilities:
Restricted cash	(1,373)	3,450
Trade accounts receivable	(8,117)	(33,446)
Inventory	2,646	2,693
Prepaid expenses	(2,648)	(1,028)
Other current assets and other assets	(2,603)	(471)
Trade accounts payable, accrued expenses and other current liabilities	4,507	7,620
Advances from customers	(268)	(859)
Due to IDT Corporation	(407)	(309)
Income taxes payable	58	(2,089)

Net cash used in operating activities	(9,286)	(29,718)
Investing activities
Capital expenditures	(289)	(114)
Investments in capitalized exploration costs—unproved oil and gas property	(4,308)	—
Payment for acquisitions	(63)	—
Proceeds from maturities of certificates of deposit	—	2,600

Net cash (used in) provided by investing activities	(4,660)	2,486
Financing activities
Dividends paid	(1,840)	(306)
Proceeds from exercise of stock options	—	23
Repurchases of Class B common stock from employees	(22)	—

Net cash used in financing activities	(1,862)	(283)
Effect of exchange rate changes on cash and cash equivalents	(64)	(19)

Net decrease in cash and cash equivalents	(15,872)	(27,534)
Cash and cash equivalents at beginning of period	71,895	73,885

Cash and cash equivalents at end of period	$56,023	$46,351

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Reconciliation of Non-GAAP Financial Measure for the First Quarter 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter of 2015, as well as for comparable period, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and exploration expense, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, stock-based compensation and goodwill impairment, and subtract gain on adjustment to estimated contingent payments.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive in the future, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Goodwill impairment is also excluded from the calculation of Adjusted EBITDA. Goodwill impairment is primarily dictated by events and circumstances outside the control of management, such as the annual impairment test prescribed by GAAP, which triggers an impairment analysis. While there may be similar impairment charges in future periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s core and continuing operations.

Finally, the gain on adjustment to estimated contingent payments, which is a component of loss from operations, is excluded from the calculation of Adjusted EBITDA. Although Genie Energy may purchase businesses, or have additional adjustments in the future, such purchases or adjustments to the purchase price do not occur each quarter nor are they part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net Loss (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2015 (1Q15)
Adjusted EBITDA	$(373)	$3,614	$(761)	$(1,787)	$(1,439)
Subtract:
Stock-based compensation	1,238	40	120	-	1,078
Depreciation	104	69	23	12	-
(Loss) income from operations	(1,715)	$3,505	$(904)	$(1,799)	$(2,517)
Interest income	99
Financing fees	(734)
Other income, net	11
Provision for income taxes	(91)
Net loss	(2,430)
Net loss attributable to noncontrolling interests	420
Net loss attributable to Genie Energy Ltd.	$(2,010)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2014 (4Q14)
Adjusted EBITDA	$(5,007)	$1,360	$(1,497)	$(3,629)	$(1,241)
Subtract (Add):
Stock-based compensation	2,266	120	121	-	2,025
Depreciation	39	11	23	5	-
Goodwill impairment	3,562	3,562	-	-	-
Gain on adjustment to estimated contingent payments	(206)	(206)	-	-	-
Loss from operations	(10,668)	$(2,127)	$(1,641)	$(3,634)	$(3,266)
Interest income	159
Financing fees	(513)
Other income, net	268
Benefit from income taxes	325
Net loss	(10,429)
Net income attributable to noncontrolling interests	(8)
Net loss attributable to Genie Energy Ltd.	$(10,437)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2014 (1Q14)
Adjusted EBITDA	$(4,625)	$(764)	$(1,356)	$(917)	$(1,588)
Subtract:
Stock-based compensation	1,839	142	138	-	1,559
Depreciation	29	3	25	1	-
Loss from operations	(6,493)	$(909)	$(1,519)	$(918)	$(3,147)
Interest income	93
Financing fees	(945)
Other income, net	17
Benefit from income taxes	181
Net loss	(7,147)
Net loss attributable to noncontrolling interests	363
Net loss attributable to Genie Energy Ltd.	$(6,784)

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